Exhibit 5.1

Robyn P. Turner
Corporate Counsel and Corporate Secretary
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Tel: (973) 948-3000

May 13, 2009

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890

Ladies and Gentlemen:

I am Corporate Counsel and Corporate Secretary for Selective Insurance Group, Inc., a New Jersey corporation (the “Company”), and, in such capacity, have acted as counsel to the Company in connection with the Company’s filing of the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (the “Post-Effective Amendment No. 2”) relating to the registration of shares (the "Shares") of common stock of the Company, par value $2.00 per share (the "Common Stock"), to be offered by the Company pursuant to the Selective Insurance Group, Inc. Employee Stock Purchase Plan (2009) (the “Plan”).  The number of Shares registered pursuant to the Post-Effective Amendment No. 2 will be equal to the lesser of (i) 4,500,000, and (ii) (A) 1,500,000 plus (B) 2,882,890; plus (C) the number of shares issued to participants on the exercise of options under the Plan for the offering period ending June 30, 2009.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.  In rendering the opinion set forth herein, I have examined originals, or copies, certified or otherwise, identified to my satisfaction, of the Post-Effective Amendment No. 2 and such corporate records, documents, agreements, instruments and certificates of public officials and of officers of the Company as I have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties.  As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth herein is limited to the laws of the State of New Jersey.  I do not express any opinion with respect to the laws of any other jurisdiction or as to the effect of the law of any other jurisdiction on the opinion herein stated.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that, upon the issuance and the delivery of the Shares upon the exercise of options granted pursuant to the Plan in accordance with the terms of the Plan, and upon the Company's receipt of the full exercise price therefor, as determined by the Board of Directors of the Company and as specified in the documents governing such grants under the Plan, the Shares will be validly issued, fully paid, and nonassessable shares of Common Stock.

I hereby consent to the use of this opinion as an Exhibit to the Post-Effective Amendment No. 2.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Robyn P. Turner

Robyn P. Turner, Esq.